Marybeth Csaby David Burke KCSA Strategic Communications 212-896-1236 / 1258 mcsaby@kcsa.com/ dburke@kcsa.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

CHYRON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2009

MELVILLE, N.Y., May 11, 2009 -- Chyron (NASDAQ: CHYR), a leading provider of Graphics as a Service for On Air, Online, Out of Home, and Mobile Applications, today announced its financial results for the first quarter ended March 31, 2009.

Key Financial Highlights:

  Revenues were $6.3 million, down $2.0 million or 24% from the prior year's first quarter;

  Net loss was $0.9 million for first quarter of 2009 (after a $0.2 million income tax benefit, net), as compared to net income of 0.3 million for the prior year's first quarter;

  Basic earnings per share (EPS) was a net loss of $0.06 for the first quarter of 2009 as compared to net income per share of $0.02 for the first quarter of 2008;

  Adjusted EBITDA was a loss of $0.5 million for first quarter of 2009 as compared to profit of $0.8 million for the first quarter of 2008.

For first quarter 2009, revenues were $6.3 million, a decrease of 24% from revenues of $8.3 million in the first quarter of 2008. Gross profit margin decreased to 67% for first quarter 2009 as compared to 71% for first quarter 2008 primarily due to an increase in inventory obsolescence reserves associated with certain legacy products and an increase in warranty costs. First quarter 2009 operating expenses were $5.3 million, a $0.4 million or 7% decrease from the first quarter of 2008. Selling, general and administrative expenses decreased by $0.8 million to $3.4 million from $4.2 million in the first quarter of 2008 due to reduced sales commissions on lower revenues and lower bonus expense, consulting costs, share based compensation expense and travel costs. Research and development expenses increased $0.3 million or 20% to $1.8 million from $1.5 million in the first quarter of 2008 primarily due to increased engineering efforts related to our Axis product line. Other income (expense), net declined $0.1 million for the year-over-year quarter, primarily due to a $39 thousand foreign exchange loss incurred in the first quarter of 2009 as compared to a $58 thousand foreign exchange gain in first quarter of 2008, due to the decline in the exchange rates of the Euro and Pound Sterling in relation to the U.S. Dollar. A net loss of $0.9 million resulted in the first quarter of 2009 as compared to net income of $0.3 million for first quarter 2008. Included in first quarter of 2009 net income was an income tax benefit, net of $0.2 million as a result of the pre-tax loss of $1.1 million for the quarter. Adjusted EBITDA for the first quarter 2009 was a loss of $0.5 million as compared to a profit of $0.8 million for first quarter 2008. The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. An explanation of management's use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income is set forth at the end of this press release.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "Our first quarter results were as expected and in line with our fourth quarter 2008 experience. They confirm my belief that, in the near term, the new sustainable base level of demand for our broadcast graphics systems in this global recession appears to be 20 -25% below 2008 levels. We have adjusted to this new reality and view 2009 as an opportunity to better position Chyron for future growth. Our AXIS On Demand hosted content creation services are generating widespread interest and gaining real traction, as evidenced by our recent announcement that Fox Television stations have entered into a multi-year agreement to utilize AXIS. Our broadcast customers are looking for ways to move away from their high fixed cost business model to exactly the kind of low, variable cost model that we believe AXIS offers and the stunning ROI that AXIS can deliver. Our goal is to capitalize and build upon our first mover advantage in 2009 to emerge as a champion in 2010 and beyond."

Conference Call and Webcast: First Quarter Financial Results:

Chyron Corporation management will host a conference call on Tuesday, May 12, 2009, at 10:00 AM eastern time, to review the first quarter results. Participants using the telephone should dial (888) 680-0878 (U.S. and Canada) or (617) 213-4855 (International) and refer to passcode 40605885. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 50392099. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through May 19, 2009.

About Chyron

As the pioneer of Graphics as a Service for digital video media, Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (NASDAQ: CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the Company's belief that, in the near term, demand for its broadcast graphics systems appears to be 20-25% below 2008 levels; (ii) the Company's view that 2009 presents an opportunity to better position the Company for future growth; (iii) increased interest in and traction for the Company's AXIS On Demand hosted content creation services; (iv) the low, variable cost model that the Company believes AXIS offers and the ROI that AXIS can deliver; and (v) the Company's goal for 2009 to capitalize and build upon its first mover advantage to emerge as a champion in 2010 and beyond. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; our ability to retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; dependence on the emerging digital market and the industry's transition to digital television ("DTV") and high definition television ("HDTV"); consumer acceptance of, or resistance within the broadcast or cable industry to implement, DTV and HDTV technology; our ability to integrate our AXIS online graphics creation solution into our product offerings and to generate profits from AXIS; our ability to generate sales and profits from our workflow and asset management solutions and Mobile Suite products; rapid technological changes; continued growth, use and improvement of the Internet; new technologies that could render certain of our products to be obsolete; product concentration in a mature market; competitors with significantly greater financial resources; new product introductions by competitors; seasonality; ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; expansion into new markets; adverse effects on our results of operations if goodwill or other long-lived assets and intangible assets become impaired; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In U.S. Dollar thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008

Net sales	$ 6,270	$ 8,304
Gross profit	4,220	5,860
Operating expenses:
Selling, general and administrative	3,454	4,170
Research and development	1,830	1,515
Total operating expenses	5,284	5,685
Operating (loss) income	(1,064)	175
Interest and other income (expense), net	(40)	80
(Loss) income before taxes	(1,104)	255
Income tax benefit, net	226	-
Net (loss) income	$ (878)	$ 255

Net (loss) income per common share -
Basic	$ (0.06)	$ 0.02
Diluted	$ (0.06)	$ 0.02

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,682	15,488
Diluted	15,682	16,597

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In U.S. Dollar thousands)

	March 31,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$ 5,290	$ 5,322
Accounts receivable, net	3,956	3,199
Inventories, net	2,557	2,853
Deferred taxes	2,737	2,669
Other current assets	800	923
Total current assets	15,340	14,966
Deferred taxes	17,167	17,001
Goodwill and intangible assets, net	3,052	3,086
Other non-current assets	1,321	1,360
Total assets	$36,880	$36,413

Liabilities and shareholders' equity:
Current liabilities	$ 5,321	$ 4,699
Non-current liabilities	2,639	2,380
Total liabilities	7,960	7,079

Shareholders' equity	28,920	29,334
Total liabilities and shareholders' equity	$36,880	$36,413

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)
(In U.S. Dollar thousands)

	Three Months Ended
	March 31,
	2009	2008

Net (loss) income	$(878)	$ 255
Interest expense (income), net	5	(7)
Income tax benefit	(226)	-
Depreciation and amortization	214	200
EBITDA	$(885)	$ 448
Share-based compensation expense	425	320
Adjusted EBITDA	$(460)	$ 768